Exhibit 10.7

DATED February 19, 2019
ASPEN INSURANCE HOLDINGS LIMITED
and
MARK CLOUTIER

SERVICE AGREEMENT

22.	DATA PROTECTION	21

23.	MISCELLANEOUS	22

24.	ENTIRE AGREEMENT	22

25.	SEVERABILITY	23

26.	COOPERATION	23

27.	SUCCESSORS AND BINDING AGREEMENT	23

28.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2016	23

29.	COUNTERPARTS	24

30.	GOVERNING LAW	24

31.	JURISDICTION	24

THIS SERVICE AGREEMENT is made on February 19, 2019.
AMONG:
(1)ASPEN INSURANCE HOLDINGS LIMITED incorporated in the Islands of Bermuda whose registered office is at Cedar Avenue, Hamilton, Bermuda (the “Aspen Holdings”);
(2)ASPEN BERMUDA LIMITED a subsidiary of Aspen Holdings incorporated in the Islands of Bermuda whose registered office is at Cedar Avenue, Hamilton, Bermuda (the “Company”); and
(3)MARK CLOUTIER of 141 Front Street, Hamilton, Bermuda HM19 (the “Executive”).
BACKGROUND AND CONDITION OF AGREEMENT
a.Highlands Holdings, Ltd., a Bermuda exempted company (“Parent”), has acquired Aspen Holdings and its Group Companies by way of a merger agreement (the “Merger”).
b.This Agreement is effective as of the completion of the Merger.
IT IS AGREED:
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement where it is appropriate in context singular words shall include the plural and vice versa. Words defined below shall have the following respective meanings:
“Appointment” means the employment of the Executive under the terms of this Agreement and the schedule;
“Board” means the Board of Directors of Aspen Holdings from time to time or its duly authorised representative;
“Business” means the business of the Group or any Group Company at the date of termination of the Executive’s employment with which the Executive has been concerned to a material extent at any time in the Relevant Period;
“Commencement Date” means the earliest date on which the Merger has completed and where such employment with the Company would not, as reasonably determined by Parent, amount to a breach by the Executive of the non-competition provision at clause 22.2 of the Executive's employment contract with Brit Group Services Limited;
“Company Intellectual Property” means Intellectual Property Rights created by the Executive (whether jointly or alone) in the course of the Executive’s employment with the Company or serving as the Chief Executive Officer of Aspen Holdings, whether or not during working hours or using Company or Aspen Holdings premises or resources and whether or not recorded in material form;

“Control” shall the meaning set out in section 995 of the Income Tax Act 2007;
“Garden Leave” means any period in respect of which Aspen Holdings or the Company has exercised its rights under clause 16.1;
“Group” means Aspen Holdings, the Company, and all companies which are for the time being a Holding Company or Subsidiary of Aspen Holdings;
“Group Company” means any company within the Group;
“Incapacitated” means prevented by illness, injury, accident or other incapacity or circumstances beyond the Executive’s control from properly fulfilling his duties under this Agreement (and “Incapacity” shall be construed accordingly);
“Intellectual Property Rights” means patents, Inventions, copyright and related rights, trademarks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
“Invention” means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium;
“Market Abuse Regulation” means the Market Abuse Regulation (EU) 596/2014;
“Recognised Investment Exchange” means a recognised investment exchange as defined by section 285 of the UK’s Financial Services and Markets Act 2000;
“Relevant Period” means the period of 24 months immediately preceding the date of termination of the Executive’s employment or, in the event that Aspen Holdings or the Company exercises all or any of its rights under Clause 16, the period of 24 months immediately preceding the date on which it exercises such rights;
“Salary” means the basic salary payable to the Executive under this Agreement from time to time and does not include any benefits (or the value of benefits, including pension benefits), bonus, commission or other remuneration payable to the Executive;
“Subsidiary” and “Holding Company” shall have the meanings ascribed to them by section 86 of the Companies Act 1981 or any statutory modification or re-enactment thereof; and
“Tax” means any tax, levy, impost, duty, charge, employer social security contribution or other governmental charge (national or local) or withholding of a similar nature

(including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
1.2The headings in this Agreement are included for convenience only and shall not affect its interpretation or construction.
1.3This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation including non-contractual disputes or claims shall be construed and governed in accordance with the laws of Bermuda and the parties submit to the exclusive jurisdiction of the Supreme Court of Bermuda over any claim or matter arising under or in connection with this Agreement.
1.4References to any legislation shall be construed as references to legislation as from time to time amended, re-enacted or consolidated.
1.5References to clauses and the parties are respectively to clauses of and the parties to this Agreement.
1.6Each of Aspen Holdings and the Company accepts the benefits in this Agreement on its own behalf and on behalf of all Group Companies. Each of the Company and Aspen Holdings shall be entitled to assign its rights and those of other Group Companies in connection with this Agreement to any other Group Company at any time with immediate effect on giving written notice to the Executive.
2.APPOINTMENT
2.1The Company shall employ the Executive, and the Executive shall be appointed and shall serve in the capacity of Chief Executive Officer of Aspen Holdings. The Executive shall also hold the title of Chairman of the Board, until such time as Apollo Management IX, L.P, a Delaware limited partnership, reasonably determines otherwise ahead of an Initial Public Offering.
2.2The Executive warrants that by entering into this Agreement he will not be in breach of any express or implied terms of any contract or of any other obligation binding upon him.
3.TERM
3.1The Appointment is effective as of the Commencement Date and can be terminated at any time by either Aspen Holdings or the Company giving 6 months’ notice in writing to the Executive, or the Executive giving 6 months’ notice in writing to Aspen Holdings and the Company.
3.2No employment with a previous employer counts towards the Executive’s period of continuous employment with the Company.

4.DUTIES
4.1During the Appointment the Executive shall:
4.1.1be responsible directly to the Board;
4.1.2perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in him by the Board in relation to the Company, Aspen Holdings and any other Group Company to the extent consistent with his job title (without being entitled to any additional remuneration in respect of such duties for any Group Company);
4.1.3except as agreed in writing in advance by the Company or Aspen Holdings, devote his business time, energy and skill to the performance of duties for the Company, Aspen Holdings and the wider Group;
4.1.4unless prevented by ill health, devote the whole of his time and attention, endeavours and abilities to promoting the interests of the Company, Aspen Holdings and of the Group and shall not engage in any activity which it is reasonably foreseeable may be or may become harmful to or contrary to the interests of the Company, Aspen Holdings or of the Group;
4.1.5observe and comply with the Market Abuse Regulation and all lawful and reasonable requests, instructions, resolutions and regulations of the Board and give to them such explanations information and assistance as they may reasonably require;
4.1.6observe and comply with all policies and procedures of the Company, Aspen Holdings and/or the Group;
4.1.7carry out his duties in a proper, loyal and efficient manner to the best of his ability and use his best endeavours to maintain, develop and extend the business of the Company, Aspen Holdings and of the Group;
4.1.8comply with all legal duties imposed on him including those contained in the Companies Act 1981;
4.1.9report to the Board in writing any matter relating to the Company, Aspen Holdings or any Group Company or any of its or their officers or employees which he becomes aware of and which could be the subject of a protected disclosure as defined by section 29A of the Employment Act 2000;
4.1.10be based at the Company’s or Aspen Holdings’ offices in Bermuda, London, and the United States and perform such duties at such place or places as required;

4.1.11work such hours and travel within and outside Bermuda as may reasonably be required for the proper performance of his duties;
4.1.12accept (if offered) appointment as a director of the Company, Aspen Holdings or any Group Company with or without such executive powers as the Board shall decide in its absolute discretion and resign any such appointment if requested by the Board without any claim for damages or compensation. If the Executive fails to resign any such appointment each of the Company and Aspen Holdings is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation. The Executive also agrees that any resignation of any directorship or other office held by the Executive shall not terminate the Executive’s employment or amount to a breach of the terms of this Agreement by the Company or Aspen Holdings.
4.2During the Appointment the Executive shall not without the written consent of the Board (such consent not to be unreasonably withheld):
4.2.1be engaged or interested either directly or indirectly (through any member of his family) in any capacity in any trade, business or occupation whatsoever other than the Business of the Company, Aspen Holdings or the Group provided that the Executive shall not be prohibited from holding (whether directly or indirectly), for investment purposes only, up to five per cent of the shares or stock of any class of any public company quoted or dealt in on a Recognised Investment Exchange; and
4.2.2pledge the credit of the Company, Aspen Holdings or any Group Company other than in accordance with the applicable Group policy.
5.INSIDE INFORMATION
5.1During the Appointment the Executive shall comply with the provisions of the Market Abuse Regulation relating to insider dealing and the use of inside information relating to Aspen Holdings and any other applicable law or regulations applying to dealings in securities of Aspen Holdings or of any Group Company.
5.2The Executive shall not and shall procure that none of his closely associated persons (as defined in the Market Abuse Regulation) (including his spouse or civil partner and any children or step-children under the age of 18) shall deal in any way in any securities of Aspen Holdings or of any Group Company.
6.REMUNERATION
6.1The Company shall pay to the Executive a Salary at a rate of US $1,500,000 per annum or at such other rate as may from time to time be agreed between the Company and the Executive.

6.2The Salary shall be deemed to accrue evenly from day to day and shall be payable in arrears by equal monthly instalments in accordance with the Company’s normal pay policy into a bank account nominated by the Executive.
6.3The Executive shall be eligible to be considered for an annual variable performance-based Bonus, which is payable in cash (the “Bonus”). The Executive shall be entitled to a guaranteed minimum bonus of 100% of the Salary for the first bonus year of the Appointment (the “Year 1 Bonus”), pro-rated to reflect the portion of the bonus year actually worked. The Year 1 Bonus shall be calculated by multiplying the Salary with a fraction, the numerator of which is the number of days that the Executive was employed or engaged during the applicable bonus year and the denominator of which is 365. Thereafter, the Executive's Bonus will be based upon a target of 150% of Salary, with a maximum bonus potential of up to 200% of Salary. Any applicable performance metrics shall be determined by the Board from time to time at its sole discretion and will be communicated to the Executive. All Bonus targets and payments may be subject to such conditions as the Compensation Committee of the Board may in its absolute discretion decide. Save for the Year 1 Bonus, the Executive shall not be entitled to receive any Bonus if he is not employed or is under notice, whether issued by the Executive or the Company, on 31 December of the relevant bonus year. All Bonus payments are subject to the terms of Aspen Holdings’ or the Company's Malus and Clawback Policies that are in place from time to time.
6.4The Company may deduct from the Salary, Bonus, or any other payments to or terms owed to the Executive, any:
6.4.1money owed to the Company, Aspen Holdings or any Group Company by the Executive; and
6.4.2deductions or withholdings for or on account of Tax as may be required by law
6.5The Company shall review the Salary for increase at least once each year, and any change in the Salary resulting from such review will take effect from 1 April. The Company's review shall take into consideration, among other factors, the base salary paid to Chief Executive Officers at comparable companies based in Bermuda, the United Kingdom and the United States, as well as other relevant local or global talent pool comparables, it being expressly understood that while it is intended that the Company shall consider these factors, it shall have no obligation to take any specific action based on such factors.
6.6The Company shall pay to the Executive a one-time sign-on bonus of US $650,000 in cash in the first payroll cycle following the Commencement Date.
7.TRAVEL AND EXPENSES
7.1The Company shall reimburse the Executive for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) wholly, necessarily and exclusively incurred by the Executive in the discharge of his duties subject to the production of appropriate VAT receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Group’s rules and policies relating to expenses as may be in force from time to time.
7.2The Executive is permitted to travel first class for international flights required for the proper performance of his duties.
8.PENSION
The Company will comply with the employer pension duties in accordance with National Pension Scheme (Occupational Pensions) Act 1998.
9.BENEFITS
9.1.During the Employment Period, the Executive shall be entitled to:
9.1.1Such private medical, life assurance and disability insurance coverage at a level that is competitive with similar benefits provided to individuals at CEO level in insurance companies comparable in structure, headcount, and turnover to Aspen Holdings, and as set forth from time to time in the applicable plan documents;
9.1.2Benefits under any plan or arrangement available generally for the employees of Aspen Holdings at the level of seniority of the Executive, including Aspen Holding’s pension plan, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents; and
10.HOLIDAYS AND HOLIDAY PAY
10.1The Company’s holiday year runs between 1 January and 31 December. In addition to the normal bank and public holidays applicable in Berumda the Executive shall be entitled to 30 working days’ paid holiday during each holiday year to be taken at such time as the Board may from time to time approve and paid at the rate of basic Salary (“Holiday Entitlement”).
10.2Untaken Holiday Entitlement in any holiday year may not be carried forward to any following holiday year and such Holiday Entitlement will be forfeited without any right to payment in lieu.
10.3Holiday entitlement will accrue at the rate of 2.5 days per complete month of service. Holiday entitlement in the holiday year in which the Employment commences and the holiday year in which the Employment terminates will be proportionate to your period of service during that holiday year (rounded up to the nearest full day).Upon termination of the Appointment the Executive shall, subject to clause 15.2 if appropriate, either be entitled to Salary in lieu of any outstanding Holiday Entitlement or be required to repay to the Company any Salary received in respect of Holiday Entitlement taken in excess of his proportionate Holiday Entitlement and any sums repayable by the Executive may be deducted from any outstanding Salary or other payments due to the Executive.
10.4The Company reserves the right to require the Executive to take any accrued but unused Holiday Entitlement during any period of notice given to terminate the Appointment or at any other time, or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.
11.SICKNESS, ABSENCE, DISABILITY OR DEATH
11.1If the Executive is Incapacitated he shall immediately notify a member of the Board and inform him or her of the reason for his absence.
11.2Each time the Executive is absent from work he shall provide evidence to the Company of the reason for such absence. This evidence shall be provided by way of a self-certification form obtainable from the Board which shall be completed by the Executive on the first day of his resumption of duty. In addition, in the case of illness or injury lasting for more than seven consecutive days, the Executive shall provide a doctor’s certificate on the fifth day of illness or injury and weekly thereafter.
11.3The Executive agrees that at any time during the Appointment he will consent, if required by the Company or Aspen Holdings, to a medical examination by a medical practitioner appointed by the Company or Aspen Holdings at its expense and shall authorise such medical practitioner to disclose to and discuss with the Board the results of any such medical examination.
11.4If the Executive is Incapacitated by the action of a third party in respect of which damages are or may be recoverable the Executive shall notify the Board of that fact and of any claim, compromise, settlement or judgment awarded as soon as is reasonably practicable. The Executive shall include in any claim for damages against such third party a claim in respect of monies paid by the Company or Aspen Holdings under this clause 11.
11.5If the Executive is absent from his duties hereunder owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 11.2 he shall be paid his full remuneration for any period of absence of up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks and thereafter, subject to the provisions of clause 15, to such remuneration (if any) as the Board shall in its absolute discretion allow.
11.6If the Executive shall be, on the basis of a medical report supplied to the Company or Aspen Holdings following his having undergone a medical examination pursuant to clause 11.3, in the opinion of the Board unfit ever to return to his duties (but in such circumstances and prior to any action being taken under this clause, the Executive shall have the right to have a second medical report from a duly qualified doctor or medical adviser selected by the Executive and approved by the Board, which approval shall not be unreasonably withheld) the Company and Aspen Holdings shall be entitled to place the Executive on permanent sick leave without pay or benefits (other than permanent health insurance benefits) with effect from any time on or after the commencement of payments under the permanent health insurance arrangements referred to in clause 9.1.1.
12.CONFIDENTIAL INFORMATION
12.1The Executive shall not at any time during the Appointment nor at any time after its termination except for a purpose of the Company, Aspen Holdings or the Group directly or indirectly use or disclose trade secrets or confidential information relating to the Company, Aspen Holdings or any Group Company or the Company’s, Aspen Holdings’ or any Group Company’s agents, customers, prospective customers or suppliers.
12.2For the purposes of clause 12.1 confidential information shall include any information relating to the Business and/or the financial affairs of the Company, Aspen Holdings and/or the Group and the Company’s, Aspen Holdings’ and/or any Group Company’s agents, customers, prospective customers or suppliers and in particular shall include:
12.2.1the business methods and information of the Company, Aspen Holdings and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);
12.2.2lists and particulars of the Company’s, Aspen Holdings’ and any Group Company’s suppliers and customers and the individual contacts at such suppliers and customers;
12.2.3details and terms of the Company’s, Aspen Holdings’ and any Group Company’s agreements with suppliers and customers;
12.2.4secret manufacturing or production processes and know-how employed by the Company, Aspen Holdings and any Group Company or its/their suppliers;
12.2.5confidential details as to the design of the Company’s, Aspen Holdings’ and any Group Company’s and its and/or their suppliers’ products and inventions or developments relating to future products;
12.2.6details of any promotions or future promotions or marketing or publicity exercises planned by the Company, Aspen Holdings and any Group Company;
12.2.7details of any budgets or business plans of the Company, Aspen Holdings and any Group Company; and
12.2.8any information which may affect the value of the Business or the shares of the Company, Aspen Holdings or any Group Company,

whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company, Aspen Holdings or any Group Company as being confidential.
12.3The Executive shall not be restrained from using or disclosing any confidential information which:
12.3.1he is authorised to use or disclose by the Board; or
12.3.2has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Executive or anyone else employed or engaged by the Company, Aspen Holdings or any Group Company; or
12.3.3he is required to disclose by law; or
12.3.4he is entitled to disclose under section 29A of the Employment Act 2000 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and clause 5.1.9, provided that, in the case of any disclosure under sub-clauses 12.3.3 or 12.3.4 above, the Executive shall (to the extent permitted by the applicable laws) notify the Company and Aspen Holdings in advance of the disclosure
12.4The Executive shall not make copies of any document, memoranda, correspondence (including emails), computer disk, CD-ROM, memory stick, video tape or any similar matter (including for the avoidance of doubt in any electronic format) or remove any such items from the premises of the Company, Aspen Holdings or of any Group Company other than in the proper performance of his duties under this Agreement except with the written authority of the Board, which authority will apply in that instance only.
12.5The Executive shall not make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company, Aspen Holdings or any Group Company and shall not write any article for publication on any matter concerned with the Business or other affairs of the Company, Aspen Holdings or the Group without the prior written consent of the Board.
13.PROTECTION OF THE COMPANY’S AND ASPEN HOLDINGS’ BUSINESS INTERESTS
13.1The Executive acknowledges that following termination of the Appointment he will be in a position to compete unfairly with the Company and Aspen Holdings as a result of the confidential information, trade secrets and knowledge about the business, operations, customers, Executives and trade connections of the Company, Aspen Holdings and the Group he has acquired or will acquire and through the connections that he has developed and will develop during the Appointment. The Executive therefore agrees to enter into the restrictions in this clause 13 for the purpose of protecting the Company’s and Aspen Holdings’ legitimate business interests and in particular the confidential information, goodwill and the stable trained workforce of the Company, Aspen Holdings and the Group.
13.2The Executive covenants with the Company, Aspen Holdings and each other Group Company that he shall not without the prior written consent of the Board (such consent not to be unreasonably withheld), directly or indirectly, on his own behalf, or on behalf of any person, firm, or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined below) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company, Aspen Holdings or any Group Company in connection with the Restricted Business:
13.2.1for a period of 12 months after the termination of the Appointment solicit or canvass the custom of any Customer (as defined below);
13.2.2for a period of 12 months after the termination of the Appointment solicit or canvass the custom of any Potential Customer (as defined below);
13.2.3for a period of 12 months after the termination of the Appointment deal with any Customer;
13.2.4for a period of 12 months after the termination of the Appointment deal with any Potential Customer;
13.2.5for a period of 12 months after the termination of the Appointment solicit or entice away, or attempt to entice away from the Company, Aspen Holdings or any Group Company any Restricted Employee (as defined below); and
13.2.6for a period of 12 months after the termination of the Appointment employ, offer to employ or enter into partnership with any Restricted Employee with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.
13.3The Executive shall not without the prior written consent of the Board (such consent not to be unreasonably withheld) for a period of 12 months after the termination of the Appointment, directly or indirectly, on his own behalf, or on behalf of any person, firm or company:
13.3.1within the Restricted Territory (as defined below) set up, carry on, be employed in, provide relevant services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is or is intended or about to be competitive with the Restricted Business save as a shareholder of not more than five per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange; and
13.3.2endeavor to cause any person, firm or company who is at the date of termination of the Appointment or at any time during the 12 months immediately prior to such termination was a Restricted Supplier (as defined below) to the Company, Aspen Holdings and/or any Group Company, to either cease to supply the Company, Aspen Holdings or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company, Aspen Holdings or any Group Company.
13.4In clause 13 the following words and phrases shall have the following meanings:
“Customer” shall mean any person, firm or company who at the date of termination of the Appointment or at any time during the 12 months immediately prior to such termination was a customer of the Company, Aspen Holdings or any Group Company and from whom the Executive had obtained business on behalf of the Company, Aspen Holdings or any Group Company or to whom the Executive had provided or arranged the provision of goods or services on behalf of the Company, Aspen Holdings or any Group Company or for whom the Executive had management responsibility, at any time during the 12 months immediately prior to such termination;
“Networking Site” shall mean Facebook, LinkedIn, Twitter, Google+ or any similar social or professional networking online sites or applications;
“Potential Customer” shall mean any person, firm or company with whom either the Executive or any other employee of the Company, Aspen Holdings or any Group Company for whom the Executive had, at the date of the negotiations, management responsibility carried out negotiations on behalf of the Company, Aspen Holdings or any Group Company at any time during the period of 6 months immediately prior either to the start of a period of Garden Leave or to the date of termination of the Appointment where there is no period of Garden Leave with a view to such person, firm or company becoming a customer of the Company, Aspen Holdings or of any Group Company;
“Restricted Business” shall mean the Business or any part of the Business which in either case:
(a)is carried on by the Company, Aspen Holdings or any Group Company at the date of termination of the Appointment; or
(b)was carried on by the Company, Aspen Holdings or by any Group Company at any time during the period of 12 months immediately prior either to the start of a period of Garden Leave or to the date of termination of the Appointment where there is no period of Garden Leave; or

(c)is to the knowledge of the Executive to be carried out by the Company, Aspen Holdings or by any Group Company at any time during the period of 12 months immediately following the date of termination of the Appointment;
and which the Executive was materially concerned with or had management responsibility for (or had substantial confidential information (as defined in clause 12.2) regarding in either case at any time during the period of 12 months immediately prior to the date of termination of the Appointment;
“Restricted Employee” shall mean any senior employee of the Company, Aspen Holdings or any Group Company employed at the date of termination of the Appointment in the capacity of director or in any research, technical, IT, financial, marketing, operational, actuarial, risk, or sales function or other managerial role whom the Executive has managed or with whom he has worked at any time during the period of 12 months immediately prior to the termination of the Appointment, and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity;
“Restricted Supplier” means any supplier to the Company, Aspen Holdings or to any Group Company with whom the Executive has had material personal contact or for whom the Executive has had managerial responsibility during the period of 12 months immediately prior to the termination of the Appointment;
“Restricted Territory” shall mean United Kingdom and Bermuda together with any other country in which the Company, Aspen Holdings or any other Group Company:
(a)carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the date of termination of the Appointment; or
(b)carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of 12 months immediately prior to the date of termination of the Appointment; or
(c)is to the knowledge of the Executive to carry out any Restricted Business at any time during the period of 12 months immediately following the date of termination of the Appointment;
and regarding which country at any time during the period of 12 months immediately prior to the date of termination of the Appointment the Executive:
(a)was materially concerned or worked in; and/or
(b)had management responsibility for; and/or
(c)obtained confidential information (as defined in clause 12.2).

13.5The Executive may be required to amend or remove any information posted on a Networking Site which is deemed to constitute a breach of this clause 13.
13.6The Executive may disclose the restrictions set out in this clause 13 to a prospective employer. In the event that the Executive accepts an offer of employment or request to provide services either during the Appointment or during the currency of the restrictive periods set out in clauses 13.2 and 13.3, the Executive shall notify the Company and Aspen Holdings, and the Executive hereby agrees that the Company or Aspen Holdings may provide to such person, company or other entity making such an offer or request a full and accurate copy of this clause 13.
13.7The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub-clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company, Aspen Holdings and any Group Company.
14.INTELLECTUAL PROPERTY RIGHTS
14.1The parties acknowledge that the Executive may create Inventions (alone or jointly) in the course of his employment with the Company and his service as the Chief Executive Officer of Aspen Holdings and that the Executive has a special obligation to further the interests of the Company and Aspen Holdings in relation to such Inventions. The Executive shall, promptly following creation, disclose to the Company and Aspen Holdings all such Inventions and works embodying Company Intellectual Property.
14.2The Executive acknowledges that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them shall automatically belong to Aspen Holdings as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), the Executive hereby assigns, by way of present and future assignment, any and all rights, title and interests therein to Aspen Holdings.
14.3To the extent that any Company Intellectual Property does not vest in Aspen Holdings automatically pursuant to clause 14.2 (and except to the extent prohibited by or ineffective in law), the Executive holds such property on trust for Aspen Holdings and hereby grants to Aspen Holdings an exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in Aspen Holdings.
14.4To the extent that any Inventions created by the Executive (whether alone or jointly) at any time during the course of his employment are prohibited by or prevented in law from automatically vesting with Aspen Holdings pursuant to clause 14.2, the Executive shall, immediately upon creation of such rights, grant Aspen Holdings a right of first refusal, in writing, to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of Aspen Holdings receiving the offer, Aspen Holdings shall refer the dispute to an arbitrator who shall be appointed by the

President of the Institute of Chartered Accountants in England and Wales. The arbitrator’s decision shall be final and binding on the parties and the costs of arbitration shall be borne equally by the parties
14.5The Executive agrees:
14.5.1to use best endeavours to execute all such documents, both during and after the Appointment, as Aspen Holdings may reasonably require to vest in Aspen Holdings all rights, title and interests pursuant to this Agreement at the reasonable expense of Aspen Holdings;
14.5.2to use best endeavours to provide all such information and assistance and do all such further things as Aspen Holdings may reasonably require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, at the reasonable expense of Aspen Holdings, including (without limitation), at Aspen Holdings’ request, applying for the protection of Inventions throughout the world;
14.5.3to use best endeavours to assist Aspen Holdings in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights at the reasonable expense of Aspen Holdings;
14.5.4not to apply for the registration of any Company Intellectual Property in the United Kingdom or Bermuda or any other part of the world without the prior written consent of Aspen Holdings; and
14.5.5to keep confidential all Company Intellectual Property unless Aspen Holdings has consented in writing to its disclosure by the Executive.
14.6As against the Company, Aspen Holdings, their respective successors and assigns and any licensee of any of the foregoing, the Executive hereby waives all of his present and future moral rights which arise under the Copyright and Designs Act 2004 and all similar rights in other jurisdictions relating to the Company Intellectual Property.
14.7The Executive acknowledges that, except as provided by law, no further remuneration or compensation, other than that provided for in this Agreement, is or may become due to the Executive in respect of his compliance with this clause.
14.8The Executive irrevocably appoints Aspen Holdings as the Executive’s attorney in the Executive’s name to sign, execute, do or deliver on the Executive’s behalf any deed, document or other instrument and to use the Executive’s name for the purpose of giving full effect to this clause.

14.9Rights and obligations under this Agreement shall continue in force after termination of this Agreement in respect of any Company Intellectual Property.
15.TERMINATION
15.1The Appointment may be terminated without notice or pay in lieu of notice with immediate effect by the Company or Aspen Holdings if at any time:
15.1.1it is found that the Executive did not comply with any lawful order or direction given to him by the Board; or
15.1.2the Board reasonably believes that the Executive has committed any serious breach or repeated after warning any breach or is guilty of a continuing breach of any of the terms of this Agreement; or
15.1.3the Board reasonably believes that the Executive is guilty of any gross or serious misconduct or (after warning) willful neglect in the discharge of his duties under this Agreement; or
15.1.4the Board reasonably believes that the Executive is guilty of any bribery, corruption, fraud, dishonesty or conduct tending to bring himself, the Company, Aspen Holdings or any Group Company into disrepute including for the avoidance of doubt any criminal offence (except a road traffic offence not involving a custodial sentence); or
15.1.5the Board reasonably believes that the Executive has committed a breach of any legislation in force which may affect or relate to the business of the Company, Aspen Holdings or any Group Company; or
15.1.6the Executive is declared bankrupt or has a receiving order made against him or makes any general composition with his creditors or takes advantage of any statute affording relief for insolvent debtors; or
15.1.7the Executive becomes prohibited by law from being or acting as a director of the Company, Aspen Holdings and any other Group Company; or
15.1.8the Executive fails to maintain or becomes disqualified from maintaining registration with any regulatory body, membership of which is reasonably required by the Company, Aspen Holdings and any other Group Company for the Executive to carry out his duties; or
15.1.9the Executive refuses or fails to agree to accept employment on the terms and in the circumstances specified in clause 20.1 of this Agreement; or
15.1.10the Executive resigns as a director of Aspen Holdings or any other Group Company other than at the request of the Board; or

15.1.11the Executive is guilty of a breach of the rules or regulations as amended from time to time of the UK Listing Authority, the London Stock Exchange, New York Stock Exchange, Euronext or any regulatory authorities relevant to the Company, Aspen Holdings or any Group Company or any code of practice issued by the Company or Aspen Holdings (as amended from time to time).
15.2In the event of termination under clause 15.1 above neither the Company nor Aspen Holdings shall be obliged to make any further payment to the Executive except for payments by the Company of such Salary as shall have accrued at the date of termination and in respect of accrued but untaken Holiday Entitlement.
15.3Upon notice of termination of the Appointment being given, or upon termination of the Appointment, or, at the start of a period of Garden Leave, or at any time upon request by the Company or Aspen Holdings in writing, the Executive shall:
15.3.1at the request of the Company or Aspen Holdings resign from all (if any) offices held by him in the Company, Aspen Holdings or any Group Company and all (if any) trusteeships held by him of any pension scheme or any trust established or subscribed to/by the Company, Aspen Holdings and any Group Company and in the event of his failure to do so each of the Company and Aspen Holdings is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation;
15.3.2immediately return to Aspen Holdings all correspondence (including emails), documents, papers, memoranda, notes, records such as may be contained in magnetic media or other forms of computer storage, videos, tapes (whether or not prepared or produced by him) and any copies thereof charge and credit cards and all other property (including any car) belonging to the Company or Aspen Holdings which may be in the Executive’s possession or under his control provided that the Executive shall not be obliged to return during any period of Garden Leave any property provided to him as a contractual benefit; and
15.3.3if requested send to the Board a signed statement confirming that he has complied with sub-clause 15.3.2.
15.4The Executive shall not at any time after the termination of the Appointment represent himself as being in any way connected with or interested in the Business of the Company, Aspen Holdings or the Group.
15.5At its absolute discretion the Company or Aspen Holdings may at any time (including without limitation after notice of termination shall have been given by either party) lawfully terminate this Agreement with immediate effect by notifying the Executive in writing that the Company or Aspen Holdings is exercising its right under this clause 15.5 and that it will make within 28 days a payment in lieu of notice of the Executive’s Salary only (“Payment in Lieu”) and any Payment in Lieu paid pursuant to this clause 15 will be paid less any deductions or withholdings for or on account of Tax as may be required by law.
15.6The Executive shall have no right to receive a Payment in Lieu unless the Company or Aspen Holdings has exercised its discretion in clause 15.5. Nothing in this clause 15 shall prevent the Company or Aspen Holdings from terminating the Appointment in breach.
15.7Notwithstanding clause 15.5 the Executive shall not be entitled to any Payment in Lieu if the Company or Aspen Holdings would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 15.1 and in that case the Company and Aspen Holdings shall also be entitled to recover from the Executive any Payment in Lieu (or instalment thereof) already made.
15.8On lawful termination of the Appointment howsoever arising the Executive shall not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company, Aspen Holdings or by any Group Company in which he may participate which would otherwise have accrued during the period of notice to which the Executive is entitled under this Agreement.
15.9The Executive expressly agrees that the Company may make such deductions from Salary or other payments due on the termination of or during the Appointment as may be necessary to reimburse the Company for sums paid out by the Company to or on behalf of the Executive but which are recoverable by it including but not limited to loans, advances, relocation expenses, and excess holiday payments.
16.GARDEN LEAVE
16.1Following notice to terminate the Appointment being given by the Company, Aspen Holdings or the Executive or if the Executive purports to terminate the Appointment in breach of contract, the Company or Aspen Holdings may by written notice require the Executive not to perform any services (or to perform only specified services) for the Company, Aspen Holdings or for any Group Company for all or part of the applicable notice period required under clause 3.
16.2During any period of Garden Leave the Executive shall:
16.2.1continue to receive the Salary and other contractual benefits under this Agreement in the usual way and subject to the terms of any benefit arrangements;
16.2.2remain an employee of the Company and remain bound by his duties and obligations, whether under this Agreement or otherwise, which shall continue in full force and effect;

16.2.3not contact or deal with (or attempt to contact or deal with) any customer, client, supplier, agent, distributor, shareholder, employee, officer or other business contact of the Company, Aspen Holdings or any Group Company without the prior written consent of Aspen Holdings;
16.2.4not (unless otherwise requested) enter onto the premises of the Company, Aspen Holdings or any Group Company without the prior written consent of the Company
16.2.5not commence any other employment or engagement (including taking up any directorships or consultancy services);
16.2.6provide such assistance as the Company, Aspen Holdings or any Group Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company, Aspen Holdings or any Group Company to take over his role or responsibilities; and
16.2.7make himself available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the Business.
16.3In the event that the Company or Aspen Holdings exercises its rights under clause 16.1 of this Agreement then any Garden Leave shall be set off against and therefore reduce the periods for which the restrictions in clauses 13.2 and 13.3 of this Agreement apply.
17.CHANGE IN CONTROL
17.1If a company or other entity acquires or agrees to acquire the whole or substantially the whole of the undertaking and assets of Aspen Holdings or acquires or agrees to acquire Control of Aspen Holdings, and within the period of 24 months from the date on which the acquisition takes place, or the agreement to make the acquisition is completed, the Company or Aspen Holdings dismisses you in breach of the terms of this Agreement, or you resign from the Employment in circumstances where you are entitled to treat yourself as dismissed due to the conduct of the Company or Aspen Holdings, then you will be entitled to the "Lump Sum Payment" in full and final settlement of all your claims against the Company, Aspen Holdings and any Group Company;
17.2For the purposes of Clause 17.1, the Lump Sum Payment is a payment equivalent to your Salary and the value of contractual benefits for the period of notice the Company or Aspen Holdings is required to give to terminate your employment under Clause 3.1, multiplied by two, less any sums already actually paid to you in respect of a period of notice under Clause 3.1 or as pay in lieu of notice under Clause 15.5.
18.EFFECT OF TERMINATION OF THIS AGREEMENT
The expiry or termination of this Agreement however arising shall not operate to affect any of the provisions hereof which are expressed to operate or have effect thereafter and shall not prejudice the exercise of any right or remedy of either party accrued beforehand.

19.APPOINTMENT OF ATTORNEY
The Executive irrevocably and by way of security appoints each of the Company and Aspen Holdings to be his attorney with authority to do all such things and to execute all such documents in the Executive's name and on his behalf, as may be necessary to secure that the full benefit and advantage of the rights arising under Clauses 15 (Intellectual Property Rights) and 16 (Termination) are obtained by the Company and Aspen Holdings (or, where appropriate, any Group Company) and a letter signed by any director or secretary of the Company or Aspen Holdings certifying that any thing or any document has been done or executed within the authority conferred by this clause will be conclusive evidence of it.
20.AMALGAMATION, RECONSTRUCTION AND CHANGE OF DIRECTOR
20.1If Aspen Holdings or the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Appointment have any claim against the Company, Aspen Holdings or any other Group Company for damages for termination of the Appointment or otherwise so long as he shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this Agreement.
20.2The appointment of the Executive as a director of the Company, Aspen Holdings or any Group Company does not amount to a term of employment and each of the Company and Aspen Holdings reserves the right to remove the Executive from any such directorship at any time for any reason, provided that it exercises its right reasonably. Where the Company or Aspen Holdings exercises this right reasonably, this shall not amount to a breach of this Agreement and shall not give rise to a claim for damages or compensation.
21.DISCIPLINARY AND GRIEVANCE PROCEDURES
21.1The Executive shall refer any grievance he may have about his employment or an appeal in connection with any disciplinary decision relating to him to a member of the Board in writing in the first instance.
21.2The Board shall have the right to suspend the Executive from his duties on such terms and conditions as the Board shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying harassment or discrimination against the Executive and pending any disciplinary hearing. The Company shall be required to continue to pay such Salary and provide all such other contractual benefits to the Executive during any period of suspension as the Executive would have been entitled to if not suspended. Neither the Company nor Aspen Holdings shall be required to give any reason for exercising its right under this clause.

22.DATA PROTECTION
22.1The Company and Aspen Holdings will collect and process information relating to the Executive in accordance with the privacy notice which is in place from time to time. The Executive is required to sign and date the privacy notice, and return to HR.
22.2The Executive shall comply with Aspen Holdings’ data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company, Aspen Holdings or any Group Company.
22.3Failure to comply with Aspen Holdings’ data protection policy or any other privacy related policy or practice may be dealt with under Aspen Holdings’ disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.
23.MISCELLANEOUS
23.1During the Appointment and for six years following its termination the Executive shall be entitled to be covered by a policy of directors’ and officers’ liability insurance on terms no less favourable than those in place from time to time for other members of the Board. Aspen Holdings shall grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by section 98 of the Companies Act 1981.
23.2Notices may be given by any party by personal delivery or by letter or email or fax message addressed to the other parties at (in the case of the Company or Aspen Holdings) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by letter shall be deemed to have been given 48 hours after posting and any such notice given by fax shall be deemed to have been given at the time on the confirmation report. Any notice given to the Company or Aspen Holdings by email may be sent to the normal business email address of a member of the Board and any notice given to the Executive by email may be sent to the Executive’s usual email address or such other email address as may be agreed between the Executive and the Company or Aspen Holdings from time to time and any notice given by email shall be deemed to have been given one hour after it was sent and a hard copy shall be sent by post or fax by way of confirmation.
23.3There are no collective agreements in force which affect the terms and conditions of the Appointment.
23.4If any provision of this Agreement (including without limitation the provisions contained in clause 12 and clause 13) shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. If any provision of this Agreement (including without limitation the provisions contained in clause 12 and clause 13) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.
24.ENTIRE AGREEMENT
24.1This Agreement, together with the documents referred to in it constitutes the entire agreement and understanding between the parties in respect of the terms of your employment and supersedes, cancels and nullifies any and all previous or contemporaneous statements, agreements and understandings, oral or written, with respect to the terms of your employment, including, without limitation any statements made to you during the recruitment process, notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.
24.2Each of the parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this Agreement. The only remedy available to either party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.
24.3Nothing in this clause 24 shall operate to exclude any liability for fraud.
25.SEVERABILITY
In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
26.COOPERATION
During employment by the Company or service as Aspen Holdings’ Chief Executive Officer and thereafter, the Executive shall provide his reasonable cooperation in connection with any action or proceeding ( or any appeal from any action or proceeding) that relates to events occurring during the Executive’s employment; provided, however, that after the Executive’s employment by the Company or service as Aspen Holdings’ Chief Executive Officer has ended, (i) any request for such cooperation shall accommodate the demands of the Executive’s then existing schedule and (ii) if any such request will involve more than a de minimis amount of the Executive’s time, the Executive shall be entitled to reasonable compensation therefor.
27.SUCCESSORS AND BINDING AGREEMENT
This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

28.CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2016
A person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 2016 to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.
29.COUNTERPARTS
This Agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.
30.GOVERNING LAW
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of Bermuda.
31.JURISDICTION
Each party irrevocably agrees that the courts of Bermuda shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
Signature page to follow

IN WITNESS whereof the parties have executed this Agreement as a deed on the date of this Agreement.
Executed as a deed by ASPEN INSURANCE HOLDINGS LIMITED    )
in the presence of a witness     )

		Signature:	/s/ Michael Cain

		Name (block capitals):	MICHAEL CAIN
as Group General Counsel for
ASPEN INSURANCE HOLDINGS LIMITED

Witness signature	/s/ Scott Kirk

Witness name: SCOTT KIRK
(block capitals)

Witness address: [Address intentionally omitted]

Executed as a deed by ASPEN BERMUDA LIMITED    )
in the presence of a witness     )

		Signature:	/s/ Marcus Foley

Name (block capitals): MARCUS FOLEY
as Chief Risk Officer for
ASPEN BERMUDA LIMITED

Witness signature	/s/ Mark Pickering

Witness name: MARK PICKERING
(block capitals)

Witness address: [Address intentionally omitted]

Signed as a deed by MARK CLOUTIER     )
in the presence of a witness     )

		Signature:	/s/ Mark Cloutier

Witness signature	/s/ Scott Kirk

Witness name: SCOTT KIRK
(block capitals)

Witness address: [Address intentionally omitted]